EX-99.1

SHOE CARNIVAL APPOINTS DIANE RANDOLPH TO BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE

Evansville, Indiana, September 16, 2021 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today announced the appointment of Diane Randolph to its Board of Directors, effective immediately. Following the appointment of Ms. Randolph, the Board will be composed of seven directors, and five are independent.

From 2014 to 2020, Ms. Randolph held the position of Chief Information Officer of U.S. beauty retailer, Ulta Beauty, Inc. With responsibility for the full breadth of the technology footprint, she led Ulta through technology transformations involving supply chain, digital customer and associate experience, cybersecurity, and cloud transition. Prior to Ulta, Diane served as the Chief Information Officer of Reitmans (Canada) Limited, a Canadian specialty apparel retailer, from 2008 to 2014.

Ms. Randolph served on the Board of Directors of Core-Mark Holding Company, Inc., a leader in fresh food distribution to convenience stores, from January 2020 until Core-Mark was recently acquired and also served on its Nominating and Corporate Governance Committee. Ms. Randolph has also served on the Executive Committee of the National Retail Foundation CIO Council and on the Advisory Council of Chicago CIO. Her industry recognition includes Chain Store Age Most Influential Women in Tech 2015 and 2018.

“Diane’s proven skill set complements our strategic vision and customer-centric culture.  We are thrilled she has joined the leading retailer in family footwear.  I would like to personally welcome Diane to the Shoe Carnival team,” said Wayne Weaver, Chairman of the Shoe Carnival Board of Directors.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands.  As of September 16, 2021, the Company operates 377 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com